Exhibit 10.2

Execution Version

CONFIDENTIAL

SUMMARY OF TERMS AND CONDITIONS OF

$20 MILLION BRIDGE FINANCING FACILITY

July 2, 2024

Set forth below is a binding term sheet setting forth the principal terms and conditions of the bridge financing facility to be provided by Nano Dimension Ltd. (the “Lender”) in favor of Desktop Metal, Inc. (the “Company” or the “Borrower”) in connection with the proposed merger transaction between the Lender and the Company (as further defined below, the “Merger Transaction”), and the Loan Documentation (as defined below) related thereto. Execution of this term sheet by Lender and Borrower shall constitute a commitment by Lender to provide the Facility (as defined below) and to execute the Loan Documentation in respect of the Facility, in each case on the terms and subject solely to the conditions set forth herein. By their execution hereof, Borrower and Lender hereby covenant and agree to cooperate in good faith to negotiate, agree on and execute the Loan Documentation promptly following, and in any event within 30 days (or such later date as both parties may agree) of, execution of this Term Sheet.

Borrower:	Desktop Metal, Inc. (the “Borrower”).

Guarantors:	Each domestic subsidiary of the Borrower and any foreign subsidiary of the Borrower as to which execution of a guaranty of the Facility by such subsidiary does not result in adverse tax or legal consequences to the Borrower or such foreign subsidiary or any officer or director thereof, as reasonably determined by the Borrower in consultation with the Lender (each, a “Guarantor” and, collectively, the “Guarantors”; Borrower and the Guarantors, each, a “Credit Party” and, collectively, the “Credit Parties”).

Lender:	Nano Dimension Ltd. (the “Lender”).

Facility:	A $20 million, multi-draw term loan credit facility (the “Term Loan”; each draw under the Term Loan, a “Draw”; the Term Loan facility, generally, the “Facility”).

Merger Transaction;

Use of Proceeds:	The Facility is intended to supplement the Company’s working capital and liquidity on an as needed basis to bridge to the closing of the intended merger transaction between the Company and the Lender pursuant to the terms of that certain Agreement and Plan of Merger to be executed by the Company and the Lender (when executed, together with all schedules, annexes and exhibits thereto, the “Merger Agreement”; and such merger transaction pursuant thereto, the “Merger Transaction”). Capitalized terms used in this Term Sheet without definition that are defined in the Merger Agreement shall have the meanings set forth therein.

Proceeds of the Facility may be used by Borrower only to pay essential operating expenses of the Borrower and its subsidiaries (such as base employee payroll and associated payroll taxes and benefits (but not employee bonuses), rent, equipment rentals and other expenses necessary in order for the Company to continue to operate in the ordinary course). In no event shall any Facility Proceeds be used to fund any capital expenditures, acquisitions or other non-ordinary course expenses without the prior written consent of Lender, which may be granted or withheld in Lender’s sole discretion.

Draw Period:	Borrower may request Draws under the Facility up to one time per month and in a maximum amount of $4.25 million as to any individual Draw during the period commencing January 7, 2025 through the earlier of (i) consummation of the Merger Transaction, and (ii) termination of the Merger Agreement by any applicable party pursuant to the terms of Section 8.1 of the Merger Agreement. All Draws shall be subject to the satisfaction of the applicable conditions precedent set forth below.

Maturity Date:	The earlier of (a) consummation of the Merger Transaction; (b) March 31, 2025; (c) the date immediately following the date of termination of the Merger Agreement (i) by the Company or Parent pursuant to Section 8.1(b)(iii) of the Merger Agreement at such time as Parent was entitled to terminate the Merger Agreement pursuant to Section 8.1(e) of the Merger Agreement or (ii) by Parent pursuant to Sections 8.1(d) or (e) of the Merger Agreement; (c) 90 days following the date of any termination of the Merger Agreement by Lender or Parent pursuant to any other provision of Section 8.1 of the Merger Agreement not set forth in the preceding clause (c); and (d) the date on which the obligations under the Facility are accelerated after the occurrence and during the continuance of an event of default under the Loan Documentation (such date, the “Maturity Date”).

In all circumstances other than clause (a) above, all amounts outstanding in respect of the Facility shall be paid in full in cash on the Maturity Date.

Amortization:	None. All outstanding principal of the Term Loan will be due and payable on the Maturity Date.

Interest:	During the term, the Term Loan will bear interest at 10% per annum. Interest will be due and payable, in arrears, on the first day of each calendar month during the term (each such date, an “Interest Payment Date”) and on the Maturity Date. Interest due and payable on each Interest Payment Date shall be paid in-kind (“PIK Interest”), or, at Borrower’s election, in cash. Any PIK Interest will be added to principal of the Term Loan for all purposes on the applicable Interest Payment Date. All interest will be calculated on a presumed year of 360 days, for the actual number of days elapsed.

Unused Fee:	None.

Closing Fee:	None.

Voluntary Prepayments:	Borrower may prepay the Term Loan in whole or in part, without premium or penalty, at any time.

Mandatory Prepayments:	None, other than payments on the Maturity Date and upon acceleration.

Collateral:	The Term Loans will be secured by a first priority perfected lien in all assets of the Borrower and the Guarantors subject only to normal exceptions and exclusions from collateral customary for transactions of this type (the “Collateral”).

Representations and

Warranties; Affirmative

Covenants; Negative

Covenants; Events

Of Default:	Customary for a facility of this type and to include, without limitation, (i) incorporation of all relevant representations, warranties and business operation covenants applicable to the Company contained in the Merger Agreement, and (ii) a covenant prohibiting any cash payments on or cash redemptions or cash repurchases of the Company’s Convertible Notes due 2027 (the “Notes”) (other than regularly scheduled cash interest payments required under the Notes as currently in effect) or the granting of any collateral to secure or guarantees to support such Notes.

Financial Covenants:	Limited to:

Maximum Cash Burn Covenant -- The Borrower and its subsidiaries’ quarterly Cash Burn (as defined in the Merger Agreement) shall not exceed $20,000,000, commencing with the quarter ending September 30, 2024.

Accounts Payable and Accounts Receivable Covenant – The Borrower and its subsidiaries will maintain aging of their accounts payable and accounts receivable in the ordinary course of business consistent with past practice.

In the event that the Borrower breaches the Maximum Cash Burn covenant, any further Draws under the Facility shall be made in the sole discretion of the Lender and, at Lender’s election, all amounts outstanding in respect of the Facility shall be due and payable within 30 days following Lender’s demand therefor.[1]

1 NTD: In the event the Company fails to repay the Facility balance following the 30 day demand, the Lender will be entitled to terminate under the Merger Agreement.

Conditions Precedent

To Closing:	Limited to:

(a) Execution of the Merger Agreement by all parties thereto in form and substance satisfactory to the Lender;

(b) Negotiation, execution, and delivery of a loan agreement, promissory note (if requested by Lender) and guaranty and security agreement (the “Loan Documentation”) in each case reflecting the terms set forth herein, in form and substance reasonably acceptable to Lender and Borrower, provided that such documentation shall be deemed to be acceptable to Lender if such documentation accurately reflects the terms set forth herein and is reasonably customary for transactions of this type;

(c) A customary opinion letter of counsel to the Credit Parties;

(d) Secretary certificates of each Credit Party, together with certified articles of organization, operating agreements, incumbency, resolutions, and good standing certificates; and

(e) Such other conditions precedent customary for facilities of this type as the Lender may reasonably require.

Conditions Precedent

To Each Draw:	Each Draw will be subject to the satisfaction of the following conditions precedent:

(a) All representations and warranties of the Borrower under the Loan Documentation shall be true and correct in all material respects (except for any such representations and warranties which are qualified by materiality, which shall be true and correct in all respects, and representations and warranties that speak as of a specific date, which shall be true and correct as of such date) prior to and after giving effect to the requested Draw; and no default or event of default shall have occurred and continue to exist under the Loan Documentation;

(b) Each of (i) the Borrower, and (ii) the Borrower and the other Credit Parties, taken as a whole, shall be Solvent (as defined in the Merger Agreement), before and after giving effect to the requested Draw;

(c) The Merger Agreement shall not have been terminated by any party and shall remain in full force and effect and no event shall have occurred which would permit the termination of the Merger Agreement by the Lender or the Parent;

(d) Borrower shall have less than $20,000,000 of unrestricted cash on hand as of the date of any request for a Draw;

(e) Receipt of a notice of borrowing not less than 10 days before the date on which the requested Draw is to be made; and

(f) No Company Material Adverse Effect (as defined in the Merger Agreement) shall have occurred and be continuing.

Assignments:	So long as no event of default has occurred under the Loan Documentation and the Merger Agreement has not been terminated, Lender shall not be permitted to assign its rights and obligations under the Loan Documentation, or any part thereof, to any person or entity without the consent of the Borrower; provided that no consent by Borrower would be required for assignments (a) by the Lender to an affiliate, or (b) after the occurrence and during the continuation of a default or event of default or termination of the Merger Agreement by any party.

Governing Law:	New York

Costs and Expenses:	Each of Borrower and Lender shall bear its own fees and expenses in connection with the making of the Term Loan, provided, however, Borrower shall reimburse Lender in full for all reasonable, documented out-of-pocket fees and expenses incurred by Lender in connection with (i) perfecting the liens granted in favor of Lender securing the Facility and negotiating subordination and intercreditor arrangements with respect to any outstanding indebtedness and liens, and (ii) the collection of the Term Loan or the enforcement of any of its rights thereunder.

Accepted and agreed to as of

the date first written above:

NANO DIMENSION LTD., as Lender

By:
Name:
Title:

DESKTOP METAL, INC., as Borrower

By:
Name:
Title:

Signature Page to Binding Term Sheet for Bridge Financing Facility